  (d)(12)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA PARTNERS, INC.

OPERATING EXPENSE LIMITS

Name of Fund1		Maximum Operating Expense Limit
		(as a percentage of average net assets)
			Classes

	Adviser	Initial	R6	Service	Service 2

Voya Solution 2025 Portfolio2	1.28%	0.78%	N/A	1.03%	1.18%

Voya Solution 2030 Portfolio2	1.29%	0.79%	N/A	1.04%	1.19%

Voya Solution 2035 Portfolio2	1.33%	0.83%	N/A	1.08%	1.23%

Voya Solution 2040 Portfolio2	1.33%	0.83%	N/A	1.08%	1.23%

Voya Solution 2045 Portfolio2	1.36%	0.86%	N/A	1.11%	1.26%

Voya Solution 2050 Portfolio2	1.36%	0.86%	N/A	1.11%	1.26%

Voya Solution 2055 Portfolio2	1.36%	0.86%	N/A	1.11%	1.26%

Voya Solution 2060 Portfolio2	1.37%	0.87%	N/A	1.12%	1.27%
Term Expires May 1, 2018

Voya Solution 2065 Portfolio2	1.37%	0.87%	N/A	1.12%	1.27%
Term Expires May 1, 2021

Voya Solution Aggressive	1.39%	0.89%	0.89%	1.14%	1.29%
Portfolio2
Voya Solution Balanced Portfolio2	1.30%	0.80%	0.80%	1.05%	1.20%
Voya Solution Conservative	1.16%	0.66%	0.66%	0.91%	1.06%
Portfolio2

Name of Fund1		Maximum Operating Expense Limit
		(as a percentage of average net assets)
			Classes

	Adviser	Initial	R6	Service	Service 2

Voya Solution Income Portfolio2	1.18%	0.68%	N/A	0.93%	1.08%
Voya Solution Moderately	1.38%	0.88%	0.88%	1.13%	1.28%
Aggressive Portfolio2
Initial Term for Class R6 Expires
May 1, 2018

Voya Solution Moderately	1.24%	0.74%	0.74%	0.99%	1.14%
Conservative Portfolio2

Effective Date: May 1, 2024, to reflect the removal of Class T Shares for certain portfolios.

_____________________

1This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

2The maximum operating expense limit includes the acquired fund fees and expenses.

2